Exhibit 3.2

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
INTERAXX DIGITAL TOOLS, INC.
Document Number: P03000000129

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: The following Articles are being amended:

Article I: The name of the corporation shall be: Latino RX Direct, Inc.

Article II:  The principal place of business and mailing address of the corporation shall be: 719 SE 12th Court, Suite 200, Fort Lauderdale, FL 33316

Article IV: The aggregate number of shares of stock that this corporation is authorized to have is 30,000,000 as follows:

20,000,000 common shares, $.000l par value and
10,000,000 preferred shares, $.0001 par value

The rights and preferences of any class of preferred shall be designated by the Board of Directors.

SECOND: The date of each amendment’s adoption: October 22, 2004

THIRD: Adoption of Amendment(s) Check One:

[x] The amendments were approved by the shareholders. The number of votes cast for amendments were sufficient for approval.

[ ] The amendments were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for amendments were sufficient for approval by ___________________ (voting group).”

[ ] The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

[ ] The amendments were adopted by the incorporators without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation, this 22 day of October 2004.

By:	/s/ Debra Towsley

Debra Towsley President and Director